EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors and Shareholders

aQuantive, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-31350 and 333-73886) on Form S-8 of aQuantive, Inc. of our report dated January 28, 2004 (except for the matters discussed in Note 17, as to which the date is February 9, 2004), with respect to the consolidated balance sheets of aQuantive, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the years then ended and the related 2003 and 2002 financial statement schedule of aQuantive, Inc. and subsidiaries which appear in the December 31, 2003, annual report on Form 10-K of aQuantive, Inc.

Our report refers to our audit of the disclosures added to revise the 2001 consolidated financial statements, as more fully described in Note 5 to the consolidated financial statements. However, we were not engaged to audit, review, or apply procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/    KPMG LLP

Seattle, Washington

March 10, 2004